EXHIBIT 99.1

Chemung Financial Corporation Reports Record Quarterly Results; First Quarter 2026 Net Income of $9.2 million, or $1.91 per share

ELMIRA, N.Y., April 17, 2026 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $9.2 million, or $1.91 per share, for the first quarter of 2026, compared to net income of $7.7 million, or $1.61 per share, for the fourth quarter of 2025, and net income of $6.0 million, or $1.26 per share, for the first quarter of 2025.

“Record quarterly earnings validate the Corporation's strategic initiatives in recent years, including our entrance into the Western New York market and a balance sheet repositioning in 2025, both of which significantly contributed to first quarter results," said Anders M. Tomson, President and CEO of Chemung Financial Corporation. “For an institution with over 190 years of history, delivering record performance can only be achieved through thoughtful execution and a sustained commitment to improvement," added Tomson.

"While our geographic footprint has expanded in recent years, our success remains dependent on the values which have served the Corporation well in its past. Attainment of results at this level is only maintainable by continuing to support the communities in each of our markets," stated Tomson. "As we reflect on the milestones achieved this quarter, we remain as focused as ever on delivering consistent and durable performance in the periods ahead," Tomson concluded.

First Quarter 2026 Highlights:

  Net income and earnings per share of $9.2 million and $1.91, respectively, each represent the highest quarterly earnings in Chemung Financial Corporation's history, and exceeded previous quarterly records by 14.6% and 11.0%, respectively.

  Quarterly adjusted efficiency ratio of 58.27% was also the lowest in the Corporation's history, an improvement of 1.85% compared to the fourth quarter of 2025 and 7.37% compared to the first quarter of 2025. 1

  Annualized loan growth totaled 7.5%, including period-end growth of nearly 15% in the Western New York Canal Bank division. Loan growth in the Capital Bank division exceeded 7%, annualized.

  In March, the Corporation opened a representative office in downtown Buffalo, New York to support the growing operations of its Canal Bank division.

  Dividends declared during the first quarter of 2026 were $0.34 per share.

1 See the GAAP to Non-GAAP reconciliations.

1st Quarter 2026 vs 4th Quarter 2025

Net Interest Income:
Net interest income for the first quarter of 2026 totaled $23.6 million, compared to $23.8 million for the prior quarter, a decrease of $0.2 million, or 0.8%, driven by decreases of $0.4 million in interest income on interest-earning deposits and $0.3 million in interest income on loans, as well as an increase of $0.5 million in interest expense on borrowed funds, partially offset by a decrease of $0.9 million in interest expense on deposits.

Interest income on interest-earning deposits decreased largely due to a decline of $32.7 million in average balances of interest-earning deposits, compared to the prior quarter, primarily due to an increase of $69.1 million in average balances of total loans and a decline of $21.3 million in average balances of total deposits. Interest income on loans decreased mainly due to a decrease of ten basis points in the average yield on total loans, despite the increase in average balances of total loans. The decrease in the average yield on total loans was primarily due to a decrease of 14 basis points in the average yield on commercial loans, following a cumulative reduction of 75 basis points in the Federal Funds Target Range Upper Limit between September and December 2025, resulting in repricing of a portion of the variable rate commercial loan portfolio, particularly impacting loans with interest rates based on Prime and SOFR indices. Also contributing to the decrease in the average yield on commercial loans was lower levels of fee income associated with payoffs and prepayment penalties in the current quarter, compared to the prior quarter. The average yield on consumer loans also decreased 14 basis points compared to the prior quarter, similarly due to the impact of the decrease in the Federal Funds Target Range Upper Limit on home equity lines of credit, as well as decreases in interest rates offered through the Corporation's indirect auto lending program during the current quarter.

The increase in average balances of total loans was concentrated in commercial loans, which increased $74.7 million compared to the prior quarter, and was partially offset by a decline of $7.0 million in average balances of consumer loans. The increase in average balances of commercial loans was concentrated in non-owner occupied commercial real estate loans, and increases were relatively evenly distributed between the Corporation's Canal Bank and Capital Bank divisions in the Western New York and Albany area markets, respectively. Average balances of consumer loans declined largely due to a decrease in average balances of indirect auto loans. This segment continues to experience net runoff as the Corporation prioritizes funding other types of lending.

Interest expense on borrowed funds increased largely due to an increase of $50.7 million in average balances of total borrowings, including increases of $29.6 million and $21.1 million, respectively, in average balances of term advances and other debt, and FHLBNY overnight advances. The increase in average balances of total borrowings was largely due to a decrease in average balances of total deposits and an increase in average balances of total loans, each compared to the prior quarter.

Interest expense on deposits decreased mainly due to a decrease of 16 basis points in the average cost of total customer interest-bearing deposits, compared to the prior quarter, mostly due to decreases of 23 and eight basis points, respectively, in the average cost of savings and money market deposits, and interest-bearing demand deposits. The decrease in the average cost of savings and money market deposits was primarily due to targeted and tiered reductions in interest rates on existing money market accounts during both the prior quarter and the current quarter to better align with changes in market interest rates. The decrease in the average cost of interest-bearing demand deposits was partially due to relationship-based repricing, as well as lower average balances of municipal deposits in the current quarter, which are generally higher cost than comparable consumer and commercial deposits. Partially offsetting the decrease in total interest expense on deposits was an increase of $0.3 million in interest expense on brokered deposits, attributable to an increase of $31.7 million in average balances compared to the prior quarter.

Fully taxable equivalent net interest margin was 3.60% for the current quarter, compared to 3.61% for the prior quarter. Average interest-earning assets increased $37.0 million and average interest-bearing liabilities increased $30.8 million during the first quarter, compared to the prior quarter. The average yield on interest-earning assets decreased five basis points to 5.13%, while the average cost of interest-bearing liabilities decreased seven basis points to 2.27%, each compared to the prior quarter. Total cost of funds was 1.67% for the current quarter, compared to 1.72% for the prior quarter, a decrease of five basis points.

Provision for Credit Losses:
Provision for credit losses was $0.6 million for the first quarter of 2026, compared to $1.1 million for the prior quarter. The decrease in provision was largely due to a $0.7 million recovery of a previously charged-off commercial loan and the impact of the annual update and recalibration of loss drivers used in the Corporation's CECL model, which is implemented in the first quarter each year. The current year update resulted in a net decrease in modeled loss rates. Also contributing to the decrease was lower loan growth in the current quarter, compared to the prior quarter. Partially offsetting the decrease were specific allocations of $1.2 million on two commercial loans made during the current quarter, and an increase in qualitative adjustments applied to the CECL model.

Non-Interest Income:
Non-interest income for the first quarter of 2026 totaled $6.3 million, compared to $6.7 million for the prior quarter, a decrease of $0.4 million, or 6.0%, driven by decreases of $0.1 million in each of other non-interest income, change in fair value of equity investments, gains on sales of loans held for sale, and interchange revenue. The decrease in other non-interest income was largely due to receipt of interest from the IRS in relation to the Corporation's ERTC in the prior quarter, partially offset by an increase in debit card related incentive and support revenue in the current quarter, compared to the prior quarter. The decrease in change in fair value of equity investments was largely due to a decrease in the market value of the Corporation's deferred compensation plan, due to declines in financial markets during the current quarter, partially due to ongoing geopolitical events. Gains on loans held for sale decreased due to a decrease in the volume of residential mortgage loans originated and held for sale in the current quarter, compared to the prior quarter. The decrease in interchange revenue was primarily due to a decline in transaction volume in the current quarter, compared to the prior quarter, due to seasonal holiday spending in the prior quarter.

Non-Interest Expense:
Non-interest expense for the first quarter of 2026 totaled $17.5 million, compared to $18.4 million for the prior quarter, a decrease of $0.9 million, or 4.9%, driven by decreases of $0.4 million in pension and other employee benefits, and $0.3 million in each of other non-interest expense and salaries and wages. The decrease in pension and other employee benefits was primarily due to a decrease in employee healthcare-related expenses compared to the prior quarter. Other non-interest expense decreased largely due to the acceleration of certain charitable contributions during the prior quarter, as well as recurring annual giving in the prior quarter, which primarily occurs in the fourth quarter each year. The decrease in salaries and wages was mainly due to a decrease in incentive-based compensation expense in the current quarter, compared to the prior quarter.

Income Tax Expense:
Income tax expense for the first quarter of 2026 was $2.6 million, compared to $3.3 million for the prior quarter, a decrease of $0.7 million. The decrease in income tax expense was primarily due to a valuation allowance of $0.8 million being established in the prior quarter, associated with deferred tax assets related to sales of available for sale securities during 2025, partially offset by an increase in pre-tax income. The effective tax rate for the current quarter decreased to 22.3%, compared to 29.6% for the prior quarter.

1st Quarter 2026 vs 1st Quarter 2025

Net Interest Income:
Net interest income for the first quarter of 2026 totaled $23.6 million, compared to $19.8 million for the same period in the prior year, an increase of $3.8 million, or 19.2%, driven by an increase of $3.4 million in interest income on loans and a decrease of $2.6 million in interest expense on deposits, partially offset by a decrease of $1.3 million in interest and dividend income on taxable securities and an increase of $0.7 million in interest expense on borrowed funds.

Interest income on loans increased mainly due to an increase of $214.5 million in average balances of total loans and an increase of ten basis points in the average yield on total loans, compared to the same period in the prior year. The increase in average balances of total loans was concentrated in commercial real estate loans, with smaller increases being attributable to commercial and industrial loans and residential mortgages, partially offset by a decrease in average balances of consumer loans. Average balances of total commercial loans increased $233.0 million compared to the same period in the prior year, led by growth in the Corporation's Capital Bank division in the Albany market, as well as significant growth in the Canal Bank division in the Western New York market. Average balances of residential mortgages increased $10.7 million compared to the same period in the prior year, mainly due to increased origination activity compared to the same period in the prior year, and the retention of a larger percentage of total originated balances for investment. The decrease in average balances of consumer loans was primarily due to a decrease in average balances of indirect auto loans as a result of the Corporation continuing to prioritize other types of lending throughout 2025 and year to date in 2026.

The increase in the average yield on total loans compared to the same period in the prior year was mainly due to an increase of 45 basis points in the average yield on residential mortgages, and to a lesser degree a three basis point increase in the average yield on commercial loans. The increase in the average yield on residential mortgages was largely due to yields on mortgages originated during 2025 and year to date in 2026 generally being higher than the portfolio's average yield. The increase in the average yield on commercial loans was largely due to strong origination volumes during 2025, partially offset by a decrease in interest rates on variable rate commercial loans as a result of decreases in benchmark indices between the first quarters of 2025 and 2026.

Interest expense on deposits decreased primarily due to a decrease of 43 basis points in the average cost of total interest-bearing deposits and a decrease of $135.5 million in average balances of total interest-bearing deposits, which included brokered deposits. The decrease in the average cost of total interest-bearing deposits was largely due to a decrease of 57 basis points in the average cost of customer time deposits and a decrease of 19 basis points in the average cost of savings and money market deposits, respectively, compared to the same period in the prior year, as well as the current year period including lower average balances of higher-costing brokered deposits, which decreased $81.1 million compared to the same period in the prior year. The decrease in the average cost of customer time deposits was largely the result of the discontinuation of longer-term, higher-cost promotions in the second half of 2025, in favor of shorter-term offerings at interest rates which were periodically reduced as market interest rates decreased. This was also a primary reason for the decrease in average balances of customer time deposits, which decreased $52.3 million compared to the same period in the prior year. Customer time deposits comprised 19.9% of total average deposits during the first quarter of 2026, compared to 21.1% during the same period in the prior year. The decrease in the average cost of savings and money market deposits was mainly due to targeted reductions in tiered interest rates offered on money market deposits which occurred in the fourth quarter of 2025 and the first quarter of 2026 as market interest rates declined.

Interest and dividend income on taxable securities decreased largely due to a decrease of $257.5 million in average balances of taxable securities, primarily due to sales of available for sale securities during the second quarter of 2025 as part of the balance sheet repositioning, as well as normal year-over-year net paydowns and maturities, totaling $35.9 million between the first quarters of 2025 and 2026. The average yield on taxable securities was comparable to the same period in the prior year, decreasing one basis point.

Interest expense on borrowed funds increased largely due to an increase of $38.6 million in average balances of total borrowed funds, and an increase of 120 basis points in the average cost of total borrowed funds, each compared to the same period in the prior year. Both the increase in average balances and average cost of total borrowed funds were primarily due to the issuance of subordinated debt in the second quarter of 2025, resulting in an increase of $44.0 million in average balances of subordinated debt. Average balances of other sources of borrowed funds, including FHLBNY overnight and term advances, decreased $5.4 million compared to the same period in the prior year. Partially offsetting the overall increase in the average cost of total borrowings were decreases of 72 and 68 basis points in the average cost of FHLBNY overnight advances, and term advances and other debt, respectively, as a result of the declining market interest rate environment in the second half of 2025.

Fully taxable equivalent net interest margin was 3.60% for the first quarter of 2026, compared to 2.96% for the same period in the prior year. Average interest-earning assets decreased $67.5 million, while average interest-bearing liabilities decreased $96.9 million, compared to the same period in the prior year, both primarily due to the net impact of the Corporation's balance sheet repositioning efforts in 2025. The average yield on interest-earning assets increased 41 basis points to 5.13%, while the average cost of interest-bearing liabilities decreased 28 basis points to 2.27%, each compared to the same period in the prior year. Total cost of funds was 1.67% for the current quarter, compared to 1.92% for the same period in the prior year, a decrease of 25 basis points.

Provision for Credit Losses:
Provision for credit losses was $0.6 million for the first quarter of 2026, compared to $1.1 million for the same period in the prior year, a decrease of $0.5 million. The decrease was largely due to the impact of the annual update and recalibration of loss drivers used in the Corporation's CECL model, which is implemented in the first quarter each year, and resulted in a decrease in modeled loss rates in the current year period, compared to the prior year update, which resulted in an increase in modeled loss rates. Also contributing to the decrease was a $0.7 million recovery of a previously charged-off commercial loan. Partially offsetting the decrease were $1.2 million in specific allocations made in the current year period on two commercial loans, an increase in qualitative adjustments made to the CECL model in the first quarter of 2026, and an increase in loan growth compared to the same period in the prior year.

Non-Interest Income:
Non-interest income for the first quarter of 2026 was $6.3 million, compared to $5.9 million for the same period in the prior year, an increase of $0.4 million, or 6.8%, driven by increases of $0.3 million in each of other non-interest income and wealth management group fee income, partially offset by a decrease of $0.1 million in service charges on deposit accounts. The increase in other non-interest income was mainly due to recognition of additional commissions in the current quarter from a broker-dealer affiliated with CFS Group following contractual changes. Wealth management group fee income increased largely due to an increase in total assets under management in the current period, mainly due to improvements in financial markets during the last three quarters of 2025. The decrease in service charges on deposit accounts was primarily due to a decrease in NSF fees compared to the same period in the prior year.

Non-Interest Expense:
Non-interest expense for the first quarter of 2026 was $17.5 million, compared to $16.9 million for the same period in the prior year, an increase of $0.6 million, or 3.6%, driven by increases of $0.4 million in salaries and wages and $0.2 million in pension and other employee benefits.

Salaries and wages increased primarily due to an increase in expenses relating to annual incentives, as well as merit- based increases in base salaries, compared to the same period in the prior year. Pension and other employee benefits increased mainly due to an increase in employee healthcare-related expenses.

Income Tax Expense:
Income tax expense for the first quarter of 2026 was $2.6 million, compared to $1.7 million for the same period in the prior year, an increase of $0.9 million. The increase in income tax expense was largely due to an increase in pretax income. The effective tax rate for the current quarter increased to 22.3%, compared to 21.6% for the same period in the prior year.

Asset Quality
Non-performing loans totaled $7.6 million, or 0.33% of total loans, as of March 31, 2026, compared to $7.9 million, or 0.35% of total loans as of December 31, 2025. The decrease was driven by the transfer of $2.0 million in commercial real estate loan balances to other real estate owned during the first quarter, net of $0.3 million in related charge-offs, as well as the $0.5 million payoff of a nonaccrual commercial real estate loan. These decreases were partially offset by the addition of two commercial loans into non-performing status during the first quarter, totaling $2.2 million. Total non- performing retail loans decreased $0.1 million as of March 31, 2026, compared to December 31, 2025.

Non-performing assets totaled $9.8 million, or 0.36% of total assets as of March 31, 2026, compared to $8.2 million, or 0.30% of total assets as of December 31, 2025. There was $1.9 million in other real estate owned as of March 31, 2026, all of which was obtained during the first quarter, including four properties with a fair value of $1.7 million relating to one commercial relationship. Repossessed vehicles were $0.2 million as of March 31, 2026 compared to $0.3 million as of December 31, 2025.

Delinquent loans, inclusive of delinquent non-performing loans, totaled $9.6 million, or 0.42% of total loans, as of March 31, 2026, compared to $11.2 million, or 0.49% of total loans, as of December 31, 2025, a decrease of $1.6 million. The decrease in total delinquent loans was mostly due to the transfer of two commercial real estate loans to other real estate owned, totaling $2.0 million, net of related charge-offs. Also contributing to the overall decrease were decreases of $0.7 million and $0.3 million in total delinquent consumer loans and residential mortgage loans. Partially offsetting these decreases was an increase of $1.1 million in delinquent commercial and industrial loans.

Annualized net recoveries of previously charged-off loans for the first quarter of 2026 were 0.02%, compared to net charge-offs of 0.09% for the prior quarter and net charge-offs of 0.05% for the first quarter of 2025, decreases of 11 and seven basis points, respectively. The net recovery rate in the first quarter of 2026 was mainly due to a $0.7 million recovery of a commercial and industrial loan which had been charged-off during 2025. Partially offsetting the improvement in the Corporation's net charge-off rate compared to both the prior quarter and the first quarter of 2025 were $0.3 million in charge-offs of commercial real estate loans concurrently with transfers to other real estate owned. Commercial loans and residential mortgage loans each had net recovery rates for the first quarter of 2026, while consumer loan charge-offs were 0.45% of average consumer loan balances, annualized.

The allowance for credit losses on loans was $24.9 million as of March 31, 2026, compared to $24.2 million as of December 31, 2025. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.6 million as of both March 31, 2026 and December 31, 2025. The increase in the allowance for credit losses on loans was driven by $1.2 million in specific reserve allocations made during the first quarter of 2026, including a $1.0 million allocation on a non-owner occupied commercial real estate loan. These allocations were partially offset by charge-offs of specific reserves related to loans transferred to other real estate owned during the first quarter of 2026 and a net recovery rate for the quarter, largely attributable to a $0.7 million recovery of a commercial and industrial loan charged- off during 2025. Also contributing to the increase in the allowance were additional qualitative adjustments made in the first quarter. Partially offsetting the increase in the allowance was the impact of annual updates to the Corporation's CECL model, which are implemented in the first quarter each year. The current year update resulted in a net decrease in total modeled loss rates. The ratio of allowance for credit losses on loans to total loans was 1.08% as of March 31, 2026 and 1.07% as of December 31, 2025, while the allowance for credit losses on loans was 326.34% of non- performing loans as of March 31, 2026 and 306.13% as of December 31, 2025.

Balance Sheet Activity
Total assets were $2.749 billion as of March 31, 2026, compared to $2.710 billion as of December 31, 2025, an increase of $38.5 million, or 1.4%. This increase was driven by increases of $42.1 million in loans, net of deferred origination costs and $3.3 million in total cash and cash equivalents, partially offset by a decrease of $5.3 million in securities available for sale.

Loans, net of deferred origination fees and costs, increased due to an increase of $52.6 million in total commercial loans, partially offset by decreases of $9.6 million and $0.9 million in total consumer loans and residential mortgages, respectively, compared to prior year-end. The increase in total commercial loans was mainly due to increases in non- owner occupied commercial real estate loans and construction loans, partially offset by decreases in owner occupied commercial real estate loans and commercial and industrial loans, each compared to prior year-end. The Corporation's Canal Bank division was responsible for the largest portion of the increase in total commercial loans, followed by the Capital Bank division. Total consumer loans decreased primarily due to net runoff of indirect auto loans, as the Corporation continues prioritizing other types of lending. Partially offsetting the decrease in total consumer loans was an increase in home equity lines and loans. Residential mortgages were comparable with prior year-end.

Cash and cash equivalents increased primarily due to an increase of $43.2 million in total deposits and $5.6 million in paydowns and maturities of available for sale securities, largely offset by a decrease of $11.5 million in advances and other debt, and an increase of $42.1 million in loans, net of deferred origination costs. Securities available for sale decreased largely due to year to date net paydowns and maturities totaling $5.6 million, partially offset by an increase in the fair value of securities of $0.4 million compared to prior year-end.

Total liabilities were $2.486 billion as of March 31, 2026, compared to $2.456 billion as of December 31, 2025, an increase of $30.3 million, or 1.2%. This increase was driven by an increase of $43.2 million in total deposits, partially offset by a decrease of $11.5 million in advances and other debt.

The increase in total deposits reflected growth of $26.7 million in total interest-bearing deposits and $16.5 million in non interest-bearing deposits, each compared to prior year-end. Growth in interest-bearing deposits was largely attributable to seasonal inflows of municipal deposits associated with tax collection activity, partially offset by declines in interest- bearing consumer deposits. Money market accounts contributed the majority of the increase in total interest-bearing deposits, increasing $31.3 million compared to prior year-end, while interest-bearing demand deposits increased $4.5 million. These increases were partially offset by decreases of $5.7 million in time deposits and $3.4 million in savings deposits, respectively. Interest rates offered on customer time deposits as of March 31, 2026 were comparable to prior year-end, with the decrease in balances largely reflecting deposits which matured and were not renewed.

The increase in non interest-bearing deposits mainly reflected targeted checking account promotional activity, including enhanced debit card reward program incentives at account opening. The increase was relatively evenly distributed between consumer, commercial, and municipal customers. Non interest-bearing deposits comprised 27.7% and 27.5% of total deposits as of March 31, 2026 and December 31, 2025, respectively.

Advances and other debt decreased primarily due to an increase in total deposits. Advances and other debt as of March 31, 2026 consisted of multiple FHLBNY term advances totaling $60.0 million, each carrying a two-month term, $15.7 million in FHLBNY overnight advances, and $3.4 million in finance lease liabilities.

Total shareholders’ equity was $262.9 million as of March 31, 2026, compared to $254.7 million as of December 31, 2025, an increase of $8.2 million, or 3.2%, driven by an increase of $7.6 million in retained earnings, as well as a decrease of $0.3 million in accumulated other comprehensive loss. The increase in retained earnings was mainly due to net income for the three months ended March 31, 2026, totaling $9.2 million, partially offset by dividends declared of $1.6 million during the three months ended March 31, 2026. The decrease in accumulated other comprehensive loss was largely due to an increase in the fair value of securities available for sale, compared to prior year-end.

The total equity to total assets ratio was 9.57% as of March 31, 2026, compared to 9.40% as of December 31, 2025, and the tangible equity to tangible assets ratio was 8.84% as of March 31, 2026, compared to 8.66% as of December 31, 2025.1 Book value per share and tangible book value per share increased to $54.36 and $49.85, respectively, as of March 31, 2026, from $52.97 and $48.43, respectively, as of December 31, 2025.1 As of March 31, 2026, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity
The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth.

As of March 31, 2026, the Corporation's cash and cash equivalents balance was $53.4 million. Following the sales of a significant portion of available for sale securities in the prior year, the Corporation continues to maintain an investment portfolio of securities available for sale, consisting of government-sponsored entity mortgage-backed securities and collateralized mortgage obligations, municipal bonds, and corporate bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if needed. As of March 31, 2026, the Corporation's investment in securities available for sale was $275.3 million, $66.3 million of which was not pledged as collateral. Additionally, as of March 31, 2026, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $182.7 million, $75.7 million of which was utilized and $107.0 million of which was available.

As of March 31, 2026, uninsured deposits totaled $704.6 million, or 30.5% of total deposits, including $187.5 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2025, uninsured deposits totaled $682.5 million, or 30.1% of total deposits, including $161.4 million of municipal deposits collateralized by pledged assets, when required. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation had no outstanding brokered deposits as of March 31, 2026 or December 31, 2025. The Corporation may use brokered deposits in the future in funding asset growth or as an additional source of liquidity in supporting ongoing operations.

Other Items
The market value of total assets under management or administration in our Wealth Management Group was $2.338 billion as of March 31, 2026, including $329.7 million of assets under management or administration for the Corporation, in line with the market value of assets as of December 31, 2025 of $2.338 billion, which included $301.8 million of assets under management or administration for the Corporation. Excluding assets under management or administration for the Corporation, the total market value of Wealth Management Group assets decreased $27.9 million, or 1.6%, largely due to declines in financial markets during the first quarter of 2026, in part in response to recent geopolitical events.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of March 31, 2026, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the first quarter of 2026. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of March 31, 2026.

On April 3, 2026, Chemung Canal Trust Company filed an application with the Office of the Comptroller of the Currency (the "OCC") to convert its state charter in the State of New York to a national bank charter. The conversion is subject to the approval of the OCC.

About Chemung Financial Corporation
Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, geopolitical conflicts, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2025 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2026	2025	2025	2025	2025
ASSETS
Cash and due from financial institutions	$27,679	$22,772	$32,445	$35,825	$32,087
Interest-earning deposits in other financial institutions	25,691	27,325	75,201	284,226	21,348
Total cash and cash equivalents	53,370	50,097	107,646	320,051	53,435

Equity investments	3,776	3,765	3,616	3,387	3,249

Securities available for sale	275,318	280,598	280,514	287,335	528,327
Securities held to maturity	640	640	680	680	808
FHLB and FRB stock, at cost	8,964	9,466	5,524	6,826	8,040
Total investment securities	284,922	290,704	286,718	294,841	537,175

Commercial	1,786,541	1,733,912	1,671,261	1,591,999	1,555,988
Residential mortgage	285,990	286,885	277,729	278,221	275,448
Consumer	239,174	248,764	253,366	262,194	266,200
Loans, net of deferred loan fees	2,311,705	2,269,561	2,202,356	2,132,414	2,097,636
Allowance for credit losses	(24,890)	(24,209)	(23,645)	(22,665)	(22,522)
Loans, net	2,286,815	2,245,352	2,178,711	2,109,749	2,075,114

Loans held for sale	2,708	2,102	3,075	2,212	284
Premises and equipment, net	15,050	15,401	15,376	15,438	16,222
Operating lease right-of-use assets	5,485	4,755	4,943	5,139	5,332
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	74,772	76,235	74,725	79,847	84,090
Total assets	$2,748,722	$2,710,235	$2,696,634	$2,852,488	$2,796,725

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$641,039	$624,532	$633,216	$624,389	$619,645
Interest-bearing demand deposits	331,114	326,645	356,271	348,169	339,790
Money market deposits	632,729	601,391	652,289	639,706	625,505
Savings deposits	251,073	254,490	231,905	238,228	249,541
Time deposits	457,941	463,616	484,835	618,470	598,915
Total deposits	2,313,896	2,270,674	2,358,516	2,468,962	2,433,396

Advances and other debt	79,066	90,554	3,530	58,616	88,701
Subordinated debt, net of deferred issuance costs	44,054	44,028	44,002	44,146	—
Operating lease liabilities	5,679	4,937	5,124	5,319	5,516
Accrued interest payable and other liabilities	43,098	45,333	40,154	40,479	40,806
Total liabilities	2,485,793	2,455,526	2,451,326	2,617,522	2,568,419

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	49,194	49,547	49,027	48,502	48,157
Retained earnings	264,044	256,484	250,373	244,211	252,195
Treasury stock, at cost	(14,638)	(15,322)	(15,069)	(15,095)	(15,180)
Accumulated other comprehensive loss	(35,724)	(36,053)	(39,076)	(42,705)	(56,919)
Total shareholders' equity	262,929	254,709	245,308	234,966	228,306
Total liabilities and shareholders' equity	$2,748,722	$2,710,235	$2,696,634	$2,852,488	$2,796,725

Period-end shares outstanding	4,837	4,809	4,812	4,810	4,807

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,		Percent Change
(in thousands, except per share data)	2026	2025
Interest and dividend income:
Loans, including fees	$31,521	$28,099	12.2
Taxable securities	1,687	3,023	(44.2)
Tax exempt securities	74	251	(70.5)
Interest-earning deposits	303	325	(6.8)
Total interest and dividend income	33,585	31,698	6.0

Interest expense:
Deposits	8,539	11,156	(23.5)
Borrowed funds	1,462	725	101.7
Total interest expense	10,001	11,881	(15.8)

Net interest income	23,584	19,817	19.0
Provision for credit losses	601	1,092	(45.0)
Net interest income after provision for credit losses	22,983	18,725	22.7

Non-interest income:
Wealth management group fee income	3,145	2,867	9.7
Service charges on deposit accounts	1,051	1,120	(6.2)
Interchange revenue from debit card transactions	1,014	1,037	(2.2)
Change in fair value of equity investments	(71)	(47)	(51.1)
Net gains on sales of loans held for sale	21	40	(47.5)
Net gains (losses) on sales of other real estate owned	—	(11)	(100.0)
Income from bank owned life insurance	7	8	(12.5)
Other	1,153	875	31.8
Total non-interest income	6,320	5,889	7.3

Non-interest expense:
Salaries and wages	7,600	7,209	5.4
Pension and other employee benefits	2,122	1,922	10.4
Other components of net periodic pension and postretirement benefits	(142)	(113)	(25.7)
Net occupancy	1,528	1,533	(0.3)
Furniture and equipment	409	373	9.7
Data processing	2,536	2,534	0.1
Professional services	691	638	8.3
Marketing and advertising	241	339	(28.9)
Other real estate owned expense	8	11	(27.3)
FDIC insurance	315	439	(28.2)
Loan expense	334	278	20.1
Other	1,820	1,764	3.2
Total non-interest expense	17,462	16,927	3.2

Income before income tax expense	11,841	7,687	54.0
Income tax expense	2,642	1,664	58.8
Net income	$9,199	$6,023	52.7

Basic and diluted earnings per share	$1.91	$1.26
Cash dividends declared per share	$0.34	$0.32
Average basic and diluted shares outstanding	4,825	4,791

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2026	2025	2025	2025	2025
RESULTS OF OPERATIONS
Interest income	$33,585	$34,219	$33,884	$33,034	$31,698
Interest expense	10,001	10,375	11,196	12,226	11,881
Net interest income	23,584	23,844	22,688	20,808	19,817
Provision for credit losses	601	1,136	1,064	1,145	1,092
Net interest income after provision for credit losses	22,983	22,708	21,624	19,663	18,725
Non-interest income	6,320	6,673	6,088	(10,705)	5,889
Non-interest expense	17,462	18,388	17,645	17,769	16,927
Income (loss) before income tax expense	11,841	10,993	10,067	(8,811)	7,687
Income tax expense	2,642	3,252	2,275	(2,359)	1,664
Net income (loss)	$9,199	$7,741	$7,792	$(6,452)	$6,023
Basic and diluted earnings per share	$1.91	$1.61	$1.62	$(1.35)	$1.26
Average basic and diluted shares outstanding	4,825	4,811	4,811	4,808	4,791
PERFORMANCE RATIOS
Return on average assets	1.36%	1.14%	1.15%	(0.92%)	0.88%
Return on average equity	14.25%	12.17%	12.89%	(11.29%)	10.96%
Return on average tangible equity (a)	15.54%	13.32%	14.18%	(12.48%)	12.15%
Efficiency ratio (unadjusted) (e)	58.39%	60.25%	61.32%	175.88%	65.85%
Efficiency ratio (adjusted) (a)	58.27%	60.12%	61.18%	65.69%	65.64%
Non-interest expense to average assets	2.59%	2.71%	2.61%	2.54%	2.47%
Loans to deposits	99.91%	99.95%	93.38%	86.37%	86.20%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.59%	5.69%	5.68%	5.61%	5.49%
Yield on investments	2.28%	2.40%	2.55%	2.27%	2.26%
Yield on interest-earning assets	5.13%	5.18%	5.15%	4.83%	4.72%
Cost of interest-bearing deposits	2.05%	2.18%	2.36%	2.45%	2.48%
Cost of borrowings	5.74%	7.42%	7.33%	4.90%	4.54%
Cost of interest-bearing liabilities	2.27%	2.34%	2.51%	2.57%	2.55%
Cost of funds	1.67%	1.72%	1.85%	1.94%	1.92%
Interest rate spread	2.86%	2.84%	2.64%	2.26%	2.17%
Net interest margin, fully taxable equivalent	3.60%	3.61%	3.45%	3.05%	2.96%
CAPITAL
Total equity to total assets at end of period	9.57%	9.40%	9.10%	8.24%	8.16%
Tangible equity to tangible assets at end of period (a)	8.84%	8.66%	8.36%	7.53%	7.44%
Book value per share	$54.36	$52.97	$50.98	$48.85	$47.49
Tangible book value per share (a)	49.85	48.43	46.44	44.31	42.95
Period-end market value per share	53.82	55.80	52.52	48.47	47.57
Dividends declared per share	0.34	0.34	0.34	0.32	0.32
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,292,239	$2,223,188	$2,171,673	$2,108,557	$2,077,739
Interest-earning assets	2,662,192	2,625,177	2,617,680	2,749,856	2,729,661
Total assets	2,733,232	2,691,963	2,684,273	2,802,226	2,784,414
Deposits	2,319,614	2,340,931	2,343,596	2,432,713	2,445,597
Total equity	261,823	252,325	239,836	229,161	222,802
Tangible equity (a)	239,999	230,501	218,012	207,337	200,978
ASSET QUALITY
Net charge-offs (recoveries)	$(94)	$532	$86	$992	$262
Non-performing loans (c)	7,627	7,908	7,762	8,237	9,881
Non-performing assets (d)	9,758	8,165	7,972	8,447	10,282
Allowance for credit losses	24,890	24,209	23,465	22,665	22,522
Annualized net charge-offs (recoveries) to average loans	(0.02%)	0.09%	0.02%	0.19%	0.05%
Non-performing loans to total loans	0.33%	0.35%	0.35%	0.39%	0.47%
Non-performing assets to total assets	0.36%	0.30%	0.30%	0.30%	0.37%
Allowance for credit losses to total loans	1.08%	1.07%	1.07%	1.06%	1.07%
Allowance for credit losses to non-performing loans	326.34%	306.13%	304.63%	275.16%	227.93%
(a)  See the GAAP to Non-GAAP reconciliations.
(b)  Loans and loans held for sale do not reflect the allowance for credit losses.
(c)  Non-performing loans include nonaccrual loans only.
(d)  Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e)  Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025			Three Months Ended March 31, 2026 vs. 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest-earning assets:
Commercial loans	$1,761,997	$25,110	5.78%	$1,529,028	$21,696	5.75%	$3,414	$3,301	$113
Residential mortgage loans	286,210	3,125	4.43%	275,524	2,701	3.98%	424	108	316
Consumer loans	244,032	3,334	5.54%	273,187	3,751	5.57%	(417)	(397)	(20)
Taxable securities	327,163	1,690	2.09%	584,614	3,026	2.10%	(1,336)	(1,322)	(14)
Tax-exempt securities	10,925	85	3.16%	37,758	279	3.00%	(194)	(208)	14
Interest-earning deposits	31,865	303	3.86%	29,550	325	4.46%	(22)	24	(46)
Total interest-earning assets	2,662,192	33,647	5.13%	2,729,661	31,778	4.72%	1,869	1,506	363

Non interest-earning assets:
Cash and due from banks	26,244			26,055
Other assets	69,391			50,256
Allowance for credit losses	(24,595)			(21,558)
Total assets	$2,733,232			$2,784,414

Interest-bearing liabilities:
Interest-bearing checking	$332,718	$1,180	1.44%	$336,162	$1,303	1.57%	$(123)	$(13)	$(110)
Savings and money market	860,382	3,487	1.64%	858,937	3,866	1.83%	(379)	7	(386)
Time deposits	462,536	3,577	3.14%	514,884	4,704	3.71%	(1,127)	(449)	(678)
Brokered deposits	31,725	295	3.77%	112,840	1,283	4.61%	(988)	(788)	(200)
FHLBNY overnight advances	26,244	252	3.89%	20,781	236	4.61%	16	56	(40)
Term advances and other debt	33,054	312	3.83%	43,950	489	4.51%	(177)	(110)	(67)
Subordinated debt	44,038	898	8.27%	—	—	—%	898	898	—
Total interest-bearing liabilities	1,790,697	10,001	2.27%	1,887,554	11,881	2.55%	(1,880)	(399)	(1,481)

Non interest-bearing liabilities:
Demand deposits	632,253			622,774
Other liabilities	48,459			51,284
Total liabilities	2,471,409			2,561,612
Shareholders' equity	261,823			222,802
Total liabilities and shareholders' equity	$2,733,232			$2,784,414

Fully taxable equivalent net interest income		23,646			19,897		$3,749	$1,905	$1,844
Net interest rate spread (1)			2.86%			2.17%
Net interest margin, fully taxable equivalent (2)			3.60%			2.96%
Taxable equivalent adjustment		(62)			(80)
Net interest income		$23,584			$19,817

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2)  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2026			Three Months Ended December 31, 2025			Three Months Ended March 31, 2026 vs. December 31, 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,761,997	$25,110	5.78%	$1,687,255	$25,156	5.92%	$(46)	$729	$(775)
Residential mortgage loans	286,210	3,125	4.43%	284,942	3,111	4.33%	14	2	12
Consumer loans	244,032	3,334	5.54%	250,991	3,591	5.68%	(257)	(135)	(122)
Taxable securities	327,163	1,690	2.09%	326,139	1,681	2.04%	9	1	8
Tax-exempt securities	10,925	85	3.16%	11,238	85	3.00%	—	(3)	3
Interest-earning deposits	31,865	303	3.86%	64,612	665	4.08%	(362)	(327)	(35)
Total interest-earning assets	2,662,192	33,647	5.13%	2,625,177	34,289	5.18%	(642)	267	(909)

Non interest-earning assets:
Cash and due from banks	26,244			25,200
Other assets	69,391			65,311
Allowance for credit losses	(24,595)			(23,725)
Total assets	$2,733,232			$2,691,963

Interest-bearing liabilities:
Interest-bearing checking	$332,718	$1,180	1.44%	$349,082	$1,340	1.52%	$(160)	$(75)	$(85)
Savings and money market	860,382	3,487	1.64%	893,129	4,213	1.87%	(726)	(167)	(559)
Time deposits	462,536	3,577	3.14%	465,043	3,837	3.27%	(260)	(31)	(229)
Brokered deposits	31,725	295	3.77%	—	—	—%	295	295	—
FHLBNY overnight advances	26,244	252	3.89%	5,161	50	3.84%	202	201	1
Term advances and other debt	33,054	312	3.83%	3,473	37	4.23%	275	278	(3)
Subordinated debt	44,038	898	8.27%	44,044	898	8.09%	—	—	—
Total interest-bearing liabilities	1,790,697	10,001	2.27%	1,759,932	10,375	2.34%	(374)	501	(875)

Non interest-bearing liabilities:
Demand deposits	632,253			633,677
Other liabilities	48,459			46,029
Total liabilities	2,471,409			2,439,638
Shareholders' equity	261,823			252,325
Total liabilities and shareholders' equity	$2,733,232			$2,691,963

Fully taxable equivalent net interest income		23,646			23,914		$(268)	$(234)	$(34)
Net interest rate spread (1)			2.86%			2.84%
Net interest margin, fully taxable equivalent (2)			3.60%			3.61%
Taxable equivalent adjustment		(62)			(70)
Net interest income		$23,584			$23,844

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2)  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non- GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non- GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non- GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax- exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2026	Dec. 31, 2025	Sept. 30, 2025	June 30, 2025	March 31, 2025
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$23,584	$23,844	$22,688	$20,808	$19,817
Fully taxable equivalent adjustment	62	70	67	76	80
Fully taxable equivalent net interest income (non-GAAP)	$23,646	$23,914	$22,755	$20,884	$19,897

Average interest-earning assets (GAAP)	$2,662,192	$2,625,177	$2,617,680	$2,749,856	$2,729,661

Net interest margin - fully taxable equivalent (non-GAAP)	3.60%	3.61%	3.45%	3.05%	2.96%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2026	Dec. 31, 2025	Sept. 30, 2025	June 30, 2025	March 31, 2025
EFFICIENCY RATIO
Net interest income (GAAP)	$23,584	$23,844	$22,688	$20,808	$19,817
Fully taxable equivalent adjustment	62	70	67	76	80
Fully taxable equivalent net interest income (non-GAAP)	$23,646	$23,914	$22,755	$20,884	$19,897

Non-interest income (GAAP)	$6,320	$6,673	$6,088	$(10,705)	$5,889
Less: net (gains) losses on security transactions	—	—	—	17,498	—
Less: (gain) loss on sale of branch property	—	—	—	(629)	—
Adjusted non-interest income (non-GAAP)	$6,320	$6,673	$6,088	$6,164	$5,889

Non-interest expense (GAAP)	$17,462	$18,388	$17,645	$17,769	$16,927

Efficiency ratio (unadjusted)	58.39%	60.25%	61.32%	175.88%	65.85%
Efficiency ratio (adjusted)	58.27%	60.12%	61.18%	65.69%	65.64%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2026	Dec. 31, 2025	Sept. 30, 2025	June 30, 2025	March 31, 2025
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$262,929	$254,709	$245,308	$234,966	$228,306
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$241,105	$232,885	$223,484	$213,142	$206,482

Total assets (GAAP)	$2,748,722	$2,710,235	$2,696,634	$2,852,488	$2,796,725
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,726,898	$2,688,411	$2,674,810	$2,830,664	$2,774,901

Total equity to total assets at end of period (GAAP)	9.57%	9.40%	9.10%	8.24%	8.16%
Book value per share (GAAP)	$54.36	$52.97	$50.98	$48.85	$47.49

Tangible equity to tangible assets at end of period (non-GAAP)	8.84%	8.66%	8.36%	7.53%	7.44%
Tangible book value per share (non-GAAP)	$49.85	$48.43	$46.44	$44.31	$42.95

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2026	2025	2025	2025	2025
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$261,823	$252,325	$239,836	$229,161	$222,802
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$239,999	$230,501	$218,012	$207,337	$200,978

Net income (GAAP)	$9,199	$7,741	$7,792	$(6,452)	$6,023

Return on average equity (GAAP)	14.25%	12.17%	12.89%	(11.29%)	10.96%
Return on average tangible equity (non-GAAP)	15.54%	13.32%	14.18%	(12.48%)	12.15%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2026	Dec. 31, 2025	Sept. 30, 2025	June 30, 2025	March 31, 2025
NON-GAAP NET INCOME
Reported net income (GAAP)	$9,199	$7,741	$7,792	$(6,452)	$6,023
Net (gains) losses on security transactions (net of tax)	—	—	—	13,237	—
Net (gain) loss on sale of branch property (net of tax)	—	—	—	(463)	—
Net income (non-GAAP)	$9,199	$7,741	$7,792	$6,322	$6,023

Average basic and diluted shares outstanding	4,825	4,811	4,811	4,808	4,791

Average total assets (GAAP)	$2,733,232	$2,691,963	$2,684,273	$2,802,226	$2,784,414
Average total shareholders' equity (GAAP)	$261,823	$252,325	$239,836	$229,161	$222,802

Reported basic and diluted earnings per share (GAAP)	$1.91	$1.61	$1.62	$(1.35)	$1.26
Reported return on average assets (GAAP)	1.36%	1.14%	1.15%	(0.92%)	0.88%
Reported return on average equity (GAAP)	14.25%	12.17%	12.89%	(11.29%)	10.96%

Basic and diluted earnings per share (non-GAAP)	$1.91	$1.61	$1.62	$1.31	$1.26
Return on average assets (non-GAAP)	1.36%	1.14%	1.15%	0.90%	0.88%
Return on average equity (non-GAAP)	14.25%	12.17%	12.89%	11.07%	10.96%

Category: Financial

Source: Chemung Financial Corp